Exhibit 3.1

SMARTIRE SYSTEMS INC.
Suite #150, 13151 Vanier Place
Richmond, British Columbia
Canada V6V 2J1
Telephone: 604-276-9884
Facsimile: 604-276-2350

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

On Friday, March 28, 2008, we will hold our 2007 Annual and Special Meeting of Shareholders at the offices of Clark Wilson LLP, 7th Floor Boardroom, 885 West Georgia Street, Vancouver, British Columbia, Canada.  The Meeting will begin at 9:00 a.m., Vancouver time.

At the meeting, the Shareholders will be asked:

1.	To receive and consider the Report of our Directors to the Shareholders;

2.	To receive and consider our financial statements together with the auditor’s report thereon for the fiscal year ended July 31, 2007;

3.	To consider and, if deemed advisable, to adopt an ordinary resolution appointing BDO Dunwoody LLP as our independent auditor until our next annual meeting;

4.	To consider and, if deemed advisable, to adopt an ordinary resolution authorizing the directors to fix the remuneration to be paid to our auditors;

5.	To consider and, if deemed advisable, to approve an ordinary resolution to set the number of directors at four (4);

6.	To elect directors to hold office until our next annual meeting;

7.	To consider and, if deemed advisable, to ratify and confirm all acts of the directors and officerssince the last annual meeting;

THE FOLLOWING THREE RESOLUTIONS ARE PRESENTED AS ALTERNATIVES.  YOU MAY VOTE FOR ALL OR AGAINST ALL OF THE FOLLOWING THREE RESOLUTIONS OR YOU MAY VOTE FOR ONE OR MORE AND AGAINST ONE OR MORE.  IF TWO OR MORE ARE APPROVED, THE BOARD OF DIRECTORS WILL SELECT ONLY ONE OF THOSE FOR ACTION AND WILL NOT TAKE ANY ACTION TO EFFECT THE OTHER ALTERNATIVES.

8.	To consider and, if deemed advisable, to adopt a special resolution to approve a share consolidation of 1-for-1,500 at the discretion of the board for a period of one year;

9.	To consider and, if deemed advisable, to adopt, a special resolution to approve a share consolidation of 1-for-2,000 at the discretion of the board for a period of one year;

10.	To consider and, if deemed advisable, to adopt a special resolution to approve a share consolidation of 1-for-2,500 at the discretion of the board for a period of on year.

Your Board of Directors recommends that you vote in favor of the proposals outlined in this Notice of Annual and Special Meeting and in the attached Proxy Statement and Information Circular.

At the meeting, we will also report on our fiscal 2007 business results and other matters of interest to our shareholders.

A Proxy Statement and Information Circular and proxy form accompany this Notice of Meeting.  These documents provide additional information relating to the matters to be dealt with at the Meeting and form part of this Notice of Meeting.

Our share transfer books will not be closed but our Board of Directors has fixed February 1, 2008 as the record date for the determination of shareholders who will be entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement thereof.  Each registered shareholder at the close of business on that date is entitled to such notice and to vote at the meeting in the circumstances set out in the accompanying Proxy Statement and Information Circular.

If you are unable to attend the meeting in person, please complete, sign and date the enclosed proxy form and return it in the enclosed return envelope provided for that purpose.  If you receive more than one proxy form because you own shares registered in different names or addresses, each proxy form should be completed and returned.  The completed proxy form must be received by Worldwide Stock Transfer, LLC not later than 48 hours prior to the commencement of the meeting (or any adjournments thereof) at 885 Queen Anne Road, Teaneck, NJ, USA 07666, or by fax at (201) 836-6461.

You may also vote your shares not later than 48 hours prior to the commencement of the meeting (or any adjournments thereof) through Worldwide Stock Transfer, LLC’s Internet or Telephone Voting Services. Internet voting can be completed online at http://www.proxyvote.com. Telephone voting can be completed by calling 1-800-690-6903. If you choose to vote your shares through the Internet or Telephone Voting Services, you will be required to provide your confidential personal identification number (PIN) specified on the enclosed Proxy form.

The Chairman of the meeting has the discretion to accept proxies filed, or votes effected through the Internet or Telephone Voting Services, less than 48 hours prior to the commencement of the meeting (or any adjournments thereof).

DATED at Richmond, British Columbia, this 25th day of February, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Jeff Finkelstein
JEFF FINKELSTEIN,

CHIEF FINANCIAL OFFICER AND CORPORATE SECRETARY

PLEASE VOTE.  YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY FORM AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

SMARTIRE SYSTEMS INC.

#150, 13151 VANIER PLACE,

RICHMOND, BRITISH COLUMBIA, CANADA  V6V 2J1

PROXY STATEMENT AND INFORMATION CIRCULAR

IN CONNECTION WITH THE ANNUAL AND SPECIAL MEETING

TO BE HELD ON MARCH 28, 2008

(As at January 31, 2008 except as otherwise indicated)

INTRODUCTION

This Proxy Statement and Information Circular is furnished to all of the shareholders of our company, SmarTire Systems Inc., in connection with the solicitation by the management of our company of proxies to be voted at the Annual and Special Meeting of Shareholders to be held at 9:00 a.m. (Vancouver time) on Friday, March 28, 2008, at the offices of Clark Wilson LLP, 7th Floor Boardroom, 885 West Georgia Street, Vancouver, British Columbia, Canada or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual and Special Meeting of Shareholders.

References in this Proxy Statement and Information Circular to “shareholder” or “shareholders” are references to the holder or holders of record of shares of common stock without par value of our company.

NOTICE REGARDING ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

You can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet.  To sign up for electronic delivery, please go to www.proxyvote.com, follow the instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

If you elect to proceed with this option, next year, instead of receiving a hard copy of the information circular and proxy materials, you will receive an email notifying you that the information is available online at www.proxyvote.com and providing you with a control number with which to access the information.  If you do not elect to proceed with this option, you will continue to receive hard copies of the information circular and proxy materials by mail.

PROXIES AND VOTING RIGHTS

Management Solicitation

The solicitation of proxies will be conducted by mail and may be supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of our company.  We do not reimburse shareholders, nominees or agents for costs incurred in obtaining from the principals of such persons, authorization to execute forms of proxy; except that we have requested that brokers and nominees who hold stock in their respective names furnish this proxy material to their customers, and we will reimburse such brokers and nominees for their related out of pocket expenses.  No solicitation will be made by specifically engaged employees or soliciting agents.  The cost of solicitation will be borne by us.

This Proxy Statement and Information Circular and the accompanying proxy form are being delivered to Canadian and United States intermediaries holding common shares of our company on behalf of another person or corporation, and are being mailed on or about February 25, 2008 to all registered shareholders as of the close of business on February 25, 2008.

Our principal executive offices are located at Suite #150, 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1.

All references in this Proxy Statement and Information Circular to dollars or $ are to United States dollars, unless otherwise specified.

Appointment of Proxy

The persons named as proxyholders in the enclosed proxy form were designated by our directors.  A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OR CORPORATION (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR AND ON BEHALF OF THAT SHAREHOLDER AT THE MEETING, OTHER THAN THE PROXYHOLDER NAMED IN THE ENCLOSED PROXY FORM.  TO EXERCISE THIS RIGHT, THE SHAREHOLDER MAY DO SO BY STRIKING OUT THE PRINTED NAMES AND INSERTING THE NAME OF SUCH OTHER PERSON AND, IF DESIRED, AN ALTERNATE TO SUCH PERSON, IN THE BLANK SPACE PROVIDED IN THE PROXY FORM.

In order to be voted, the completed proxy form must be received by Worldwide Stock Transfer, LLC not later than 48 hours prior to the commencement of the meeting (or if adjourned or postponed, any reconvening thereof), at 885 Queen Anne Road, Teaneck, NJ 07666, or by fax at (201) 836-6461.  However, the Chairman of the meeting has the discretion to accept proxies filed less than 48 hours prior to the commencement of the meeting (or any adjournments thereof).

A proxy may not be valid unless it is dated and signed by the shareholder who is giving it or by that shareholder’s attorney-in-fact duly authorized by that shareholder in writing or, in the case of a corporation, dated and executed by any duly authorized officer of, or attorney-in-fact for, the corporation.  If a form of proxy is executed by an attorney-in-fact for an individual shareholder or joint shareholders or by an officer or attorney-in-fact for a corporate shareholder, the instrument so empowering the officer or attorney-in-fact, as the case may be, or a notarized copy thereof, should accompany the proxy form.

Revocation of Proxies

A shareholder who has given a proxy may revoke it at any time, before it is exercised, by an instrument in writing (a) executed by that shareholder or by that shareholder’s attorney-in-fact authorized in writing or, where that shareholder is a corporation, by a duly authorized officer of, or attorney-in-fact for, the corporation; and (b) delivered either (i) to our registered office at Suite 800 – 885 West Georgia Street, Vancouver, British Columbia, V6C 3H1 (Attention: Ethan Minsky) at any time up to and including the last business day preceding the day of the meeting or, if adjourned or postponed, any reconvening thereof, or (ii) to the Chairman of the meeting prior to the vote on matters covered by the proxy on the day of the meeting or, if adjourned or postponed, any reconvening thereof; or in any other manner provided by law.  Also, a proxy will automatically be revoked by either (i) attendance at the meeting and participation in a poll (ballot) by a shareholder or (ii) submission of a subsequent proxy in accordance with the foregoing procedures.  A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

Voting of Common Shares and Proxies and Exercise of Discretion by Designated Persons

A shareholder may indicate the manner in which the proxyholder is to vote with respect to a matter to be voted upon at the meeting by marking the appropriate space.  If the instructions as to voting indicated in the proxy are certain, the shares represented by the proxy will be voted or withheld from voting in accordance with the instructions given in the proxy.  If the shareholder specifies a choice in the proxy with respect to a matter to be acted upon, then the shares represented will be voted or withheld from the vote on that matter accordingly.  The shares represented by a proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.

IN THE ABSENCE OF ANY INSTRUCTIONS, THE DESIGNATED PERSONS OR OTHER PROXY AGENT NAMED ON THE PROXY FORM WILL CAST THE SHAREHOLDER’S VOTES ON ANY POLL (BALLOT) FOR THE APPROVAL OF ALL THE MATTERS IN THE ITEMS SET OUT IN THE FORM OF PROXY AND IN FAVOR OF EACH OF THE NOMINEES NAMED THEREIN FOR ELECTION AS DIRECTORS.

The enclosed proxy form confers discretionary authority upon the persons named therein with respect to matters which may properly come before the meeting, including any amendments or variations to any matters identified in the Notice of Meeting and with respect to other matters which may properly come before the meeting. At the date of this Proxy Statement and Information Circular, our management knew of no such amendments, variations, or other matters to come before the meeting.

In the case of abstentions from or withholding of the voting of shares on any matter, the shares which are the subject of the abstention or withholding (“non-voted shares”) will be counted for determination of a quorum, but will not be counted as affirmative or negative on the matter to be voted upon.

No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement and Information Circular in connection with the solicitation of proxies and, if given or made, such information or representations must not be relied upon as having been authorized by our company. The delivery of this Proxy Statement and Information Circular shall not create, under any circumstances, any implication that there has been no change in the information set forth herein since the date of this Proxy Statement and Information Circular. This Proxy Statement and Information Circular does not constitute the solicitation of a proxy by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

ADVICE TO BENEFICIAL HOLDERS OF COMMON SHARES

The information set forth in this section is of significant importance to many of our shareholders, as a substantial number of our shareholders do not hold shares in their own name.  Shareholders who do not hold their shares in their own name (referred to in this Proxy Statement and Information Circular as "beneficial shareholders") should note that only proxies deposited by shareholders whose names appear on our records as the registered holders of shares of our common stock can be recognized and acted upon at the meeting.  If shares of our common stock are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares of our common stock will not be registered in the shareholder's name in our records.  These shares of common stock will more likely be registered under the names of the shareholder's broker or an agent of that broker.  In the United States, the vast majority of such shares are registered under the name of Cede & Co. as nominee for The Depositary Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms). In accordance with the requirements as set out in National Instrument 54-101 of the Canadian Securities Administrators, the company has distributed copies of the Notice of Meeting, this Information Circular and the form of proxy to the intermediaries/brokers for onward distribution to beneficial shareholders. Beneficial shareholders should ensure that instructions respecting the voting of their common shares are communicated to the appropriate person.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from beneficial shareholders in advance of shareholders’ meetings.  Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by beneficial shareholders in order to ensure that their shares of our common stock are voted at the meeting.  The form of proxy supplied to a beneficial shareholder by his broker (or the agent of the broker) is similar to the form of proxy that we have provided to our registered shareholders.  However, its purpose is limited to instructing the registered shareholder (the broker or agent of the broker) how to vote on behalf of the beneficial shareholder.  The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communication Services (“ADP”) in the United States and Independent Investor Communications Company (“IICC”) in Canada.  ADP and IICC typically apply a special sticker to proxy forms, mail those forms to the beneficial shareholders and request that the beneficial shareholders return the proxy forms to ADP for the United States and IICC for Canada.  ADP and IICC then tabulate the results of all instructions received and provide appropriate instructions respecting the voting of shares to be represented at the meeting.  A beneficial shareholder receiving an ADP proxy or an IICC proxy cannot use that proxy to vote shares of our common stock directly at the meeting – the proxy must be returned to ADP or IICC, as the case may be, well in advance of the meeting in order to vote the shares.

Although a beneficial shareholder may not be recognized directly at the meeting for the purposes of voting common shares registered in the name of his broker (or agent of the broker), a beneficial shareholder may attend at the meeting as proxyholder for the registered shareholder and vote his shares in that capacity.  Beneficial shareholders who wish to attend at the meeting and indirectly vote their shares of common stock as proxyholder for the registered shareholder should enter their own names in the blank space on the instrument of proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the meeting.

Alternatively, a beneficial shareholder may request in writing that his or her broker send to the beneficial shareholder a legal proxy which would enable the beneficial shareholder to attend at the meeting and vote his or her shares.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

Our authorized capital consists of an unlimited number of shares of common stock without par value and 100,000 shares of preferred stock without par value.  Our preferred stock is issuable in series.  As of January 31, 2008, there were 1,245,510,602 issued and outstanding shares of our common stock and 19,284 outstanding shares of our Class A 5% Preferred Stock.  Only registered holders of shares of our common stock on the record date are entitled to vote at the meeting.  The record date for determining the names of shareholders entitled to receive the Notice of Meeting and to vote at the meeting is the close of business on February 1, 2008.  A shareholder of record on the record date is entitled to one vote for each share of common stock held by that shareholder on February 1, 2008 on the proposals to be acted upon at the meeting and any other matter to come before the meeting.

To the knowledge of the directors and executive officers of our company, there are no persons or corporations that beneficially owned, directly or indirectly, or exercised control or direction over common shares carrying more than 10% of the voting rights attached to all outstanding commons shares of the company as at January 31, 2008.

VOTES NECESSARY TO PASS RESOLUTIONS

Shareholders personally present, being not less than two and who hold or represent by proxy in the aggregate not less than one-twentieth of our issued and outstanding shares that are entitled to vote, constitute a quorum.  Abstentions are considered present for purposes of determining whether the quorum requirement is met.  All proposals, other than a special resolution, require the affirmative vote by a simple majority of the votes cast in respect of the resolution.  A special resolution requires the affirmative vote of not less than two-thirds of the votes cast in respect of the resolution.

PROPOSAL 1

APPOINTMENT OF AUDITOR

Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted for the appointment of BDO Dunwoody LLP, Chartered Accountants, of Vancouver, British Columbia, as our auditor to hold office for the ensuing year.  BDO Dunwoody LLP was first appointed as auditor for our company in 2006. Shares of our common stock represented by proxies which are marked “Withhold” with respect to the appointment of the auditor will be counted for determination of a quorum, but will not be counted as either an affirmative vote for or a negative vote against such appointment.  Accordingly, the following ordinary resolution will be presented for approval at the meeting:

“BE IT RESOLVED THAT BDO Dunwoody LLP, Chartered Accountants, of Vancouver, British Columbia, be appointed as the independent auditor of the company until the next annual general meeting.”

The aggregate fees billed by BDO Dunwoody LLP to the company for fiscal years 2007 and 2006 for the professional services described below are as follows:

Nature of service	Fiscal year	Fiscal year
	2007	2006

Audit fees (1)	223,131	136,982
Audit related fees	-	-
Tax fees	-	-
All other fees	-	-

(1)
These are fees for professional services performed by BDO Dunwoody LLP for their annual audit of our consolidated financial statements, reviewing our quarterly financial statements and for services that are normally provided in connection with statutory and regulatory filings or engagements, including services performed in connection with the registration statements  related to our secondary offering.

Effective May 6, 2003, the Securities and Exchange Commission adopted rules that require that before our auditors are engaged to render any auditing or permitted non-audit related service to our company or to any of our subsidiaries, the engagement be:

•	approved by our audit committee; or

•
entered into pursuant to pre-approval policies and procedures established by the audit committee, provided the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not include delegation of the audit committee's responsibilities to management.

The audit committee has pre-approved all services provided by our independent auditor, has considered the nature and amount of the fees billed by our auditor, and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining our auditor’s independence. The process the audit committee follows in pre-approving audit and non-audit services to be provided by the auditor in order to ensure independence of the auditor are as follows:

1.
Annually the auditor provides the audit committee with a list of the audit-related and non-audit services that are anticipated to be provided during the year for pre-approval. The audit committee reviews the services with the auditor and our management, considering whether the provision of the services is compatible with maintaining the auditor’s independence.

2.	Upon pre-approval of the services on the initial list, our management may engage the auditor for specific engagements that are within the definition of the pre-approved services.

3.
The audit committee delegates approval authority to the Chair of the audit committee for requests for services not previously presented to the audit committee for pre-approval. Any services approved by the Chair are reported to the full audit committee at the next meeting.

4.
A final detailed review of all public accounting services and fee amounts is performed by the audit committee prior to the audit opinion being issued at year end.  At that time, the auditor provides the audit committee with the annual independence letter and the form and content of fees disclosure for our annual report.

PROPOSAL 2

AUTHORIZATION FOR BOARD OF DIRECTORS TO FIX AUDITOR REMUNERATION

Under the Business Corporations Act (British Columbia), the remuneration of our auditor may be established by an ordinary resolution of our shareholders or, if not so established, may be established by our Board of Directors.  In order to provide our company with the necessary flexibility to effectively manage the engagement of the auditor, it is important that the Board of Directors have the authority to negotiate and fix the remuneration to be paid to the auditor in connection with the services to be provided to our company.  Accordingly, the following ordinary resolution will be presented for approval at the meeting:

"BE IT RESOLVED THAT:

(a)
the Board of Directors be and is hereby authorized to fix the remuneration to be paid to the auditor, as appointed by ordinary resolution of the shareholders, in connection with the services to be provided to the company by such auditor; and

(b)
the Board of Directors be and is hereby authorized to delegate to any one senior officer of the company the authority to negotiate and enter into an agreement with the company’s auditor with respect to the services to be provided by it to the company, and the remuneration to be paid to the auditor for such services, on such terms and conditions as the senior officer deems fair and reasonable."

  PROPOSAL 3

DETERMINATION OF NUMBER OF DIRECTORS

Our articles provide that our company may have not less than three (3) and not more than twenty (20) directors.  The number of directors must be fixed within this range by ordinary resolution of the shareholders at the meeting of shareholders at which directors are to be elected.

By shareholders’ resolution adopted at our last annual and special meeting of the shareholders, the number of directors was set at four (4).  There are currently four (4) members of the Board of Directors.  Our management proposes that the number of directors be set at four (4).  Accordingly, the following ordinary resolution will be presented for approval by the shareholders at the meeting:

“BE IT RESOLVED THAT the number of directors be and is hereby set at four (4).”

PROPOSAL 4

ELECTION OF DIRECTORS

Our directors are elected at each annual meeting and hold office until the next annual meeting or until their successors are appointed.  In the absence of instructions to the contrary, the enclosed proxy will be voted for all of the four current directors, each of whom management proposes to nominate. Shares represented by proxies which are marked “Withhold” with respect to the election of any nominee will be counted for determination of a quorum, but will not be counted as either an affirmative vote for such nominee or a negative vote against the nominee.

The following information regarding our directors is relevant to your consideration of the nominees proposed by management:
Name Province/State Country of Residence and Current Position(s) with the company	Principal Occupation Business or Employment for Last Five Years	Periods during which Nominee has Served as a Director	Number of Common Shares Owned
William Cronin (1) (2) Connecticut United States Director
Since 1986, Mr. Cronin has been the owner of Madison Financial Services, a registered investment adviser firm located in Madison, Connecticut, specializing in tax, pension investing planning strategies and portfolio management.
		June 7, 2001 to present. Previously served as a director from Nov 17, 1995 to April 25, 1998.	2,884,746 (3)
Martin Gannon (1) (2) Connecticut United States Director
Mr. Gannon has been a Certified Public Accountant since 1980. He has been a partner and the vice president of the accounting firm of Barron Gannon & Co., P.C. since 1982. In his advisory role to his clientele, he has assisted companies from their inception to maturity.
		February 3, 2003 to present.	2,685,000 (4)
David Warkentin British Columbia Canada President, CEO and Director
Mr. Warkentin was appointed as our President and Chief Executive Officer effective October 20, 2006. Mr. Warkentin joined our company on August 8, 2005, as Vice President of Sales and Marketing. During 2004 and 2005, Mr. Warkentin was the Vice President of Sales of Intrinsyc Software International, Inc. (TSX: ICS), a Canadian public company that provides engineering services to wireless mobile device makers as well as licensable software for the wireless telephone handset market. From 2000 until 2004, Mr. Warkentin was the Director of Sales for Silent Witness Enterprises Ltd., a Canadian company that manufactures security cameras and digital video recorders targeted to the financial, educational and corrections markets.
		May 7, 2007 to present.	3,350,000 (5)
George O’Leary (1) (2) Florida United States Director
Mr.  O’Leary has been the President of SKS Consulting of South Florida Corp. since 2000Mr. O’Leary started SKS Consulting of South Florida Corp. in 2000 with the mission to help companies focus on their core businesses while shedding their non-core business assets.  Through SKS Consulting of South Florida Corp., Mr. O’Leary provides management consulting services to our company under a one year agreement dated January 23, 2007. Through SKS Consulting of South Florida, Mr. O’Leary provides management consulting services to various other companies, as well, including NS8 Corp. [OTC:NSEO], NeoMedia Technologies, Inc. (OTCBB:NEOM) and NeoGenomics, Inc. (OTCBB:NGNM).  Since April 12, 2007, he has been a director of NS8 Corp. [OTC:NSEO] and, since April 18, 2007 he has served as that company’s Chief Financial Officer.  SKS Consulting of South Florida provides consulting services to NS8 Corp.  Through SKS Consulting, Mr. O’Leary also provides management consulting services to NeoMedia Technologies, Inc. (OTCBB:NEOM).  He has been a member of their board of directors since February 2, 2007.  Since October, 2004, Mr. O’Leary has provided consulting services through SKS Consulting to NeoGenomics, Inc. (OTCBB:NGNM) and has served as a member of its board of directors since June 22, 2005.
		May 7, 2007 to present.	2,600,000 (6)

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee.
(3)	Includes options to acquire up to 2,797,500 shares of our common stock, exercisable within sixty days.
(4)	Includes options to acquire up to 2,675,100 shares of our Common stock, exercisable within sixty days.
(5)	Includes options to acquire up to 3,350,000 shares of our Common stock, exercisable within sixty days.
(6)	Includes warrants to acquire up to 1,400,000 shares of our common stock, exercisable within 60 days.

No proposed director

(a)	is, as at the date of this Information Circular, or has been, within the preceding 10 years, a director or executive officer of any company that, while that person was acting in that capacity,

(i)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(ii)
was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(iii)
or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(b)
has, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director; or

(c)
is to be elected under any arrangement or understanding between the proposed director and any other person or company, except the directors and executive officers of the Company acting solely in such capacity.

Business Experience and Principal Occupation of Executive Officers and Significant Employees

The present principal occupation, business or employment of each of our directors is as set out above.  The following is a brief description of the present principal occupation, business or employment of each of our executive officers and key employees during the past five years indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Jeff Finkelstein

Mr. Finkelstein was formally appointed as our Chief Financial Officer in October, 2002. He is a Chartered Accountant and is responsible for all financial and related internal control functions for our company, including finance, treasury, accounting, taxation, legal, and administration matters. Mr. Finkelstein was promoted to Acting Chief Financial Officer of our company in May, 2002, after serving as our controller since February 22, 1999. From 1996 to 1999, he served as controller of Golden Knight Resources Inc., a Toronto Stock Exchange listed public company, and Silver Standard Resources, a Nasdaq listed public company. From 1993 to 1995, he served as controller of a private distribution company after eight years as a public accountant.

Shawn Lammers

Mr. Lammers has been with our company since its inception.  He currently serves as our Vice President Engineering and is responsible for the development of the patented remote sensing technology utilized in our products.  He has been the chief engineer with respect to the design, development and production of our passenger car tire monitoring system, our commercial vehicle tire monitoring system and our industrial equipment tire pressure monitoring systems (TPMS).  He has developed software for MS-DOS, Windows, UNIX Workstations and Amiga platforms.

Greg Tooke

Mr. Tooke was appointed to the position of Vice President, Product & Supply Chain of SmarTire Systems in May, 2007 and brings to the company over 15 years of product and program management experience in the transportation and high-technology industries. Mr. Tooke joined SmarTire in September, 1998 as the European Technical Manager based in the UK, and was responsible for all customer and product integration activities. During his career, Mr. Tooke has held various product and business development roles dealing with vehicle manufacturers and their suppliers globally.  Mr. Tooke most recently served as Director of Business & Product Development within SmarTire and has been integral in defining the company’s current SmartWave product and market strategy. Mr. Tooke holds an MBA from the Open University Business School in the UK.

Family Relationships

There are no family relationships between any of our directors or executive officers.

BOARD AND COMMITTEE MEETINGS

Our Board of Directors held one formal meeting during the year ended July 31, 2007.  All other proceedings of the Board of Directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors.  Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Business Corporations Act (British Columbia) and our by-laws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

During the year ended July 31, 2007, each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he was a director and (ii) the total number of meetings held by all committees of the Board of Directors during the period on which he served.

Independent Directors

The following directors are independent:

•	William Cronin
•	Martin Gannon

George O’Leary is not independent as he is a director and is paid fees as a consultant.

Orientation of New Board Members and Continuing Education for Board Members

There is no formal orientation for new board members.  However, they are generally provided with our company’s current financial information and business plan. There is no formal continuing education for our board members.

Board Facilitation of Independent Supervision over Management

Our Board of Directors generally has semi-annual meetings where the board members review our performance.  In addition, our Board of Directors may periodically conduct informal reviews of management.

Audit Committee

At the present time, our Audit Committee is comprised of Mr. William Cronin, Mr. Martin Gannon and Mr. George O’Leary.  This committee is directed to review the scope, cost and results of the independent audit of our books and records, the results of our annual audit and the adequacy of our accounting, financial, and operating controls; to recommend annually to the Board of Directors the selection of the independent auditor; to consider proposals made by the independent auditor for consulting work; and to report to the Board of Directors, when so requested, on any accounting or financial matters.

The Board of Directors has determined that each member of the audit committee is financially literate, that the audit committee has at least one member who is an "audit committee financial expert", as defined by the Securities and Exchange Commission, and that Martin Gannon is an "audit committee financial expert”.  Mr. Cronin and Mr. Gannon are independent as defined by Rule 4200(a)(15) of the FINRA Rules.  To be considered independent under these rules, an individual cannot, among other things:

(a)	currently, or at any time during the past three years, be employed by our company or by any parent or subsidiary of our company;

(b)
have accepted or have a family member who accepted any payments from our company or any parent or subsidiary of our company in excess of $60,000 during any period of twelve consecutive months within the preceding three years, with certain exceptions; or

(c)
be, or have a family member who is, a current partner of our company's outside auditor, or have been, or have a family member who was, a partner or employee of our company's outside auditor who worked on our company's audit at any time during any of the past three years.

Our Board of Directors has adopted an audit committee charter, a copy of which was filed with our 2004 proxy statement and information circular.

During our year ended July 31, 2007, our Audit Committee held four meetings.  Other business of the Audit Committee was conducted by resolutions consented to in writing by all members of the Audit Committee and filed with the minutes of the proceedings of the Audit Committee.

Report of the Audit Committee

The following is the Report of the Audit Committee.  For the year ended July 31, 2007, the Audit Committee has:

1.	reviewed and discussed the audited consolidated financial statements with the company’s management;

2.
discussed with the independent accountants the matters described in Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

3.
received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent accountants its independence; and

4.
recommended to the Board of Directors that the audited financial statements be included in our company's annual report on Form 10-KSB for the period ended July 31, 2007, based on the review and discussions referred to above.

Mr. William Cronin
Mr. Martin Gannon
Mr. George O’Leary

Compensation Committee

We have a Compensation Committee made up of William Cronin, Martin Gannon and George O’Leary.  Pursuant to a consulting agreement, Mr. O’Leary provides us with additional consulting services. Details of this consulting agreement are found below under the item entitled “Termination of Employment, Change in Responsibilities and Employment Contracts”. The function of the Compensation Committee is to investigate and recommend to the Board of Directors appropriate levels and types of compensation for our directors, officers and employees.  During fiscal 2007, this committee held one meeting.  Other business of the Compensation Committee was conducted by resolutions consented to in writing by all the members of the Compensation Committee and filed with the minutes of the proceedings of the Compensation Committee.

Base Salaries

Base salaries are reviewed annually. Consideration of salary adjustments, if any, is based on competitive market data of a relevant peer group of companies and individual performance.  The Compensation Committee reviews and approves all salary adjustments as recommended by senior management.

To determine the appropriate level of compensation for the directors and our Chief Executive Officer, our management provides our Board of Directors with recommendations based on numerous factors such as competitive market data.  The Board of Directors approves compensation levels for the directors and Chief Executive Officer.

No Standing Nominating Committee

We do not have a standing nominating committee or any other standing committee.

Nominees for a seat on our Board of Directors are identified by individual members of our Board of Directors and by our management based on criteria established by our Board of Directors.  Information about a nominee is provided to the Board of Directors by members of our management and by the individual members of our Board of Directors.

Although our Board of Directors has no formal process to satisfy itself that it, its committees and its individual members are performing effectively, no concerns have arisen regarding effectiveness and the Board of Directors remains receptive to any comments on effectiveness issues.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following tables set forth specified information with respect to the beneficial ownership of shares of our common stock as of January 31, 2008 by:

•	each person or affiliated group which, to our knowledge, beneficially owns five percent (5%) or more of the outstanding common stock;

•	each of our directors,

•	each of the Named Executive Officers (as hereinafter defined); and

•	all of our executive officers and directors as a group.

Our calculation of the percentage of shares of our common stock that are beneficially owned are based on our having had 1,245,510,602 shares of our common stock issued and outstanding on January 31, 2008, together with options and warrants that are exercisable for shares of our common stock within 60 days from January 31, 2008 for each beneficial owner.  Under the rules of the United States Securities and Exchange Commission, beneficial ownership includes shares over which the named beneficial owner exercises voting control and or investment power.  Shares of our common stock that are subject to options or warrants that are currently exercisable or will become exercisable within sixty days from January 31, 2008 are deemed outstanding for computing the respective percentage ownership of each person holding the option or warrant, but are not deemed outstanding for purposes of computing the respective ownership percentage of any other person.  Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the tables have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 31, 2008, certain information with respect to the beneficial ownership of shares of our common stock by each person known by us to be the beneficial owner of more than 5% of the shares of our common stock, by each person known by us to be the beneficial owner of more than 10% of the shares of our common stock and by each of our current directors and executive officers.  Each person has sole voting and investment power with respect to the number of shares shown, except as may be otherwise indicated.  Beneficial ownership consists of a direct interest in the common shares, except as otherwise indicated.

Name and Address of Beneficial Owner	Number of Common Shares Owned	Percentage of Outstanding Common Shares(1)

William Cronin	2,884,746 (2)	*
180 Concord Drive
Madison, Connecticut, USA 06443

Martin Gannon	2,685,000 (3)	*
1275 Post Road
Fairfield, Connecticut, USA 06824

George O'Leary	2,600,000 (4)	*
SKS Consulting
950 Peninsula Corporate Circle Suite 2018
Boca Raton, FL 33487

Greg Tooke	1,565,400 (5)	*
12644 27A Street
Surrey, BC V4A 2N3

Jeff Finkelstein	5,546,610 (6)	*
3460 Regent Street
Richmond, BC V7E 2N1

Shawn Lammers	5,445,379 (7)	*
10540 Suncrest Drive
Delta, BC V4C 2N5

David Warkentin	3,350,000 (8)	*
20580 Powell Ave.
Maple Ridge, B.C. V2X 3G1

Directors and Executive Officers as a Group	24,077,135 (9)	1.90%

YA Global Investments LP (formerly Cornell Capital Partners, L.P.)	64,174,574 (10)	4.90%
101 Hudson St., Suite 3606
Jersey City, NJ 07302

Xentennial Holdings Limited	64,174,574 (11)	4.90%
Athalassas, 47
2nd Floor, Flat/Office 202
Strovolos, P.C. 2012
Nicosia, Cyprus

Starome Investments Limited	64,174,574 (12)	4.90%
Athalassas, 47
2nd Floor, Flat/Office 202
Strovolos, P.C. 2012
Nicosia, Cyprus

TAIB Bank B.S.C.	65,415,197 (13)	4.99%
450 Park Avenue - Suite 1902
New York, NY 10022

Certain Wealth, Ltd.	65,415,197 (14)	4.99%
450 Park Avenue - Suite 1902
New York, NY 10022
* Represents less than 1% of the shares or our outstanding common stock

(1)
Based on 1,245,510,602 shares of our common stock issued and outstanding as of January 31, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of shares of our common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Includes options to acquire up to 2,797,500 shares of our common stock, exercisable within sixty days.

(3)	Includes options to acquire up to 2,675,100 shares of our common stock, exercisable within sixty days.

(4)	Includes warrants to acquire up to 1,400,000 shares of our common stock, exercisable within sixty days.

(5)	Includes options to acquire up to 1,512,400 shares of our common stock, exercisable within sixty days.

(6)	Includes options to acquire up to 4,529,600 shares of our common stock, exercisable within sixty days.

(7)	Includes options to acquire up to 4,432,600 shares of our common stock, exercisable within 60 days.

(8)	Includes of options to acquire up to 3,350,000 shares of our common stock, exercisable within 60 days.

(9)	Includes options and warrants to acquire up to 19,297,200 shares of our common stock, exercisable within 60 days.

(10)
Includes only 64,174,574 shares of our common stock beneficially owned by YA Global Investments LP (formerly Cornell Capital Partners, L.P.) The total number of shares of our common stock owned by YA Global Investments LP (formerly Cornell Capital Partners, L.P.) includes: (i) 308,544,000 shares of our common stock that could be issued upon the conversion of $3,085,440 5% series A convertible preferred shares, (ii) 19,320,000,000 shares of our common stock that could be issued upon the conversion of a 10% convertible debenture issued by our company in the original principal amount of $8,000,000 and interest of $1,660,000 owed as at January 31, 2008,  (iii) 4,034,641,835 shares of our common stock that could be issued upon the conversion of a 10% convertible debenture issued by our company with a principal balance remaining of $1,613,329 and interest of $403,992 as at January 31, 2008, (iv) 50,714,286 shares of our common stock that could be issued upon the conversion of a 5% convertible debenture issued by our company in the original principal amount of $1,500,000, at a conversion price of $0.028 per share, (v) 8,989,128,278 shares of our common stock that could be issued upon the conversion of 10% convertible debentures issued by our company totaling principal of $4,210,500 and interest of $284,064 as at January 31, 2008 (vi)16,668,750 shares of our common stock that could be issued upon the exercise of 16,668,750 common share purchase warrants issued to Xentenial Holdings Limited expiring June 23, 2010 at an exercise price of $0.0298 per share and (vii) 4,162,500 shares of our common stock that could be issued upon the exercise of 4,162,500 common share purchase warrants originally issued to Staraim Enterprises Limited and assigned to Xentenial Holdings Limited on November 30, 2007 expiring June 23, 2010 at an exercise price of $0.0298 per share. The 5% and 10% convertible debentures and the share purchase warrants all contain a contractual restriction on beneficial share ownership that limits YA Global Investments LP to beneficial ownership, at any one time, of 4.9% of our outstanding shares. YA Global Investments LP and its affiliates, in the aggregate, cannot own more than 4.9% of our outstanding shares of common stock except upon providing us with not less than 65 days prior notice. As Xentenial Holdings Limited are wholly owned by YA Global Investments LP, YA Global Investments LP is deemed to beneficially own all shares of our common stock held by them. Also, as Xentenial Holdings Limited is an affiliate of YA Global Investments LP, Xentenial Holdings Limited and YA Global Investments LP cannot, collectively, beneficially own in excess of 4.9% of our outstanding shares of common stock. Yorkville Advisors, the general partner of YA Global Investments LP, may also be deemed to beneficially own the securities of our company that are owned by YA Global Investments LP. Mark A. Angelo, the founder and President of YA Global Investments LP, has sole voting and dispositive power over the securities of our company that are beneficially owned by each of YA Global Investments LP, Xentenial Holdings Limited.

(11)
Includes only 64,174,574 shares of our common stock beneficially owned by Xentenial Holdings Limited.  The total number of shares of our common stock beneficially owned by Xentenial Holdings Limited includes: (i) 19,320,000,000 shares of our common stock that could be issued upon conversion of the 10% convertible debenture issued by our company in the original principal amount of $8,000,000 and interest of $1,660,000 as of January 31, 2008 (ii) 4,034,641,835 shares of our common stock that could be issued upon the conversion of a 10% convertible debenture issued by our company with a principal balance remaining of $1,613,329 and interest of $403,992 as at January 31, 2008, (ii) 8,989,128,278 shares of our common stock that could be issued upon the conversion of 10% convertible debentures issued by our company totaling principal of $4,210,500 and interest of $284,064 as at January 31, 2008 and (iii) 20,831,250 shares of our common stock that could be issued upon exercise of 16,668,750 share purchase warrants issued by our company to Xentenial Holdings Limited and 4,162,500 share purchase warrants issued by our company to Staraim Enterprises Limited and assigned to Xentenial Holdings Limited on November 30, 2007.  The 10% convertible debenture and the stock purchase warrants contain contractual restrictions on beneficial share ownership limiting Xentenial Holdings Limited's beneficial ownership to 4.9% of our outstanding shares of common stock except upon providing us with not less than 65 days prior notice. The shares shown and the shares proposed to be sold are held directly by either Xentenial Holdings Limited, a Cyprus company, and/or its wholly-owned subsidiary, Xentenial Holdings Limited, a New Brunswick corporation.  All of the issued and outstanding securities of Xentenial Holdings Limited are owned by YA Global Investments LP, and YA Global Investments LP is therefore deemed to have voting and dispositive authority over the shares of our company owned by Xentenial Holdings Limited.  Mark A. Angelo, the founder and President of YA Global Investments LP, is deemed to control YA Global Investments LP and therefore is deemed to be the beneficial owner of the securities of our company that are held by Xentenial Holdings Limited.  Mark Angelo disclaims beneficial ownership of these shares.  YA Global Investments LP and its affiliates, in the aggregate, cannot own more than 4.9% of our outstanding shares of common stock.  As Xentenial Holdings Limited is an affiliate of YA Global Investments LP, Xentenial Holdings Limited and YA Global Investments LP cannot, collectively, own in excess of 4.9% of our outstanding shares of common stock.

(12)
Includes only 64,174,574 shares of our common stock beneficially owned by Starome Investments Limited. The total number of shares of our common stock beneficially owned by Starome Investments Limited includes: (i) 46,865,171,892 shares of our common stock that could be issued upon the conversion of the 10% convertible debenture issued by our company in the original principal amount of $20,000,000 and balance remaining of $19,307,198 and interest of $4,125,388 as of January 31, 2008, maturing on June 23, 2008, and (ii) 41,668,750 shares of our common stock that could be issued upon the exercise of 41,668,750 common share purchase warrants. The 10% convertible debenture and the common share purchase warrants contain contractual restrictions on beneficial share ownership limiting Starome Investments Limited's beneficial ownership to 4.9% unless Starome Investments Limited waives such limitation by providing us with 65 day notice.  The 10% convertible debenture and the share purchase warrants are held directly by either Starome Investments Limited, a Cyprus company, and/or its wholly-owned subsidiary, Starome Investments Limited, a New Brunswick corporation.  Prentice Capital Management, L.P. serves as investment manager to a number of investment funds (including Prentice Capital Partners, LP, Prentice Capital Partners GP, LP and Prentice Capital Offshore, Ltd.) and manages investments for certain entities in managed accounts with respect to which it has voting and dispositive authority over 100% of the shares of Starome Investments Limited. Michael Zimmerman is the Managing Member of (a) Prentice Management GP, LLC, the general partner of Prentice Capital Management and (b) Prentice Capital GP, LLC, the general partner of certain investment funds.  As such, he is deemed to control Prentice Capital Management and certain of the investment funds and therefore may be deemed to be the beneficial owner of the securities of our company that are held by Starome Investments Limited. Each of Michael Zimmerman and Prentice Capital Management disclaims beneficial ownership of these securities of our company.

(13)
Includes only 65,415,197 shares of our common stock beneficially owned by TAIB Bank B.S.C. The total number of shares of our common stock beneficially owned by TAIB Bank B.S.C. includes 1,510,187,541 shares of our common stock that could be issued upon the conversion of the remaining balance of $647,617 of the 10% convertible debenture issued by our Company and interest of $107,477 owed at January 31, 2008 maturing on October 31, 2008. This debenture contains contractual restrictions on beneficial share ownership limiting TAIB Bank B.S.C.’s beneficial ownership to 4.99% unless TAIB Bank B.S.C. waives such limitation. TAIB Bank, B.S.C. has authorized Larry Chaleff to exercise dispositive powers with respect to the shares offered by TAIB Bank, B.S.C. Mr. Chaleff disclaims beneficial ownership of the shares offered by TAIB Bank, B.S.C.

(15)
Includes only 65,415,197 shares of our common stock beneficially owned by Certain Wealth, Ltd. The total number of shares of our common stock beneficially owned by Certain Wealth, Ltd. includes 276,151,107 shares of our common stock that could be issued upon the conversion of the remaining balance of $116,976 of the 10% convertible debenture issued by our Company and interest of $21,100 owed at January 31, 2008 maturing on October 31, 2008. This debenture contains contractual restrictions on beneficial share ownership limiting Certain Wealth, Ltd.’s beneficial ownership to 4.99% unless Certain Wealth, Ltd. waives such limitation. Certain Wealth, Ltd. has authorized Larry Chaleff to exercise dispositive powers with respect to the shares offered by Certain Wealth, Ltd. Mr. Chaleff disclaims beneficial ownership of the shares offered by Certain Wealth, Ltd.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The services of Mr. George O’Leary, a director, are provided pursuant to a consulting agreement dated January 23, 2007. For further detail concerning Mr. O’Leary’s consulting agreement, please refer to the discussion of Mr. O’Leary’s consulting agreement below, at page 17.

Effective, October 20, 2006 Dave Warkentin was appointed as our President and Chief Executive Officer. The services of Mr. Warkentin are provided pursuant to a management agreement dated October 20, 2006.  For further detail concerning this management agreement, please refer to the section of this Information Circular entitled “Management Contracts and Termination of Employment and Change in Control Arrangements” below, at page 17.

The services of Mr. Shawn Lammers, our Vice President of Engineering, are provided pursuant to a management agreement dated August 1, 1999.  For further detail concerning this management agreement, please refer to the section of this Information Circular entitled “Management Contracts and Termination of Employment and Change in Control Arrangements” below, at page 17.

The services of Mr. Jeff Finkelstein, our Chief Financial Officer, are provided pursuant to a management agreement dated October 23, 2002. For further detail concerning this management agreement, please refer to the section of this Information Circular entitled “Management Contracts and Termination of Employment and Change in Control Arrangements” below, at page 17.

Pursuant to a consulting agreement, Robert Rudman provided certain specified consulting services to us for a monthly fee of $20,000 per month until June 30, 2006 when the monthly fee was reduced to $10,000 per month. On May 7, 2007, the consulting agreement was terminated.  The effective date of termination was February 28, 2007. For further detail concerning Mr. Rudman’s consulting agreement, please refer to the discussion of Mr. Rudman’s consulting agreement below, at page 18.

The services of Mr. Leif Pedersen, our former President and Chief Executive Officer, were provided pursuant to a July 2006 oral consulting agreement between our company and Logistikk Service a.s. pursuant to which we paid Logistikk Service a.s. $20,000 per month in return for Mr. Pedersen’s services.  For further detail concerning this consulting agreement, please refer to the section of this Information Circular entitled “Management Contracts and Termination of Employment and Change in Control Arrangements” below, at page 16. Effective October 20, 2006, Mr. Pedersen resigned from our company as our President and Chief Executive Officer.

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

The promoters of our company are its directors and officers.

SUMMARY OF EXECUTIVE COMPENSATION

In this section “Named Executive Officer” means the Chief Executive Officer, the Chief Financial Officer and each of the three most highly compensated executive officers, other than the Chief Executive Officer and the Chief Financial Officer, who were serving as executive officers at the end of the fiscal year ended July 31, 2007 and whose total salary and bonus exceeds $150,000, as well as any additional individuals for whom disclosure would have been provided except that the individual was not serving as an officer of our company at the end of the most recently completed financial year end.

The compensation paid to the Named Executive Officers during our company’s three most recently completed financial years is as set out below:

SUMMARY COMPENSATION TABLE*
		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus	Other Annual Compensation	Securities under Options/SARs Granted (#)	Shares or Units Subject to Resale Restrictions	LTIP Payouts ($ value)	All Other Compensation
Dave Warkentin CEO	2007 2006 2005	$176,117 $116,187 N/A	Nil Nil Nil	Nil Nil Nil	Nil 3,600,000 N/A	Nil Nil N/A	Nil Nil N/A	$13,324 (1) $20,125(1) N/A
Jeff Finkelstein CFO	2007 2006 2005	$156,543 $150,449 $ 97,490	Nil Nil Nil	Nil Nil Nil	Nil 1,200,000 3,000,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Shawn Lammers Vice President, Engineering	2007 2006 2005	$139,601 $134,366 $108,739	Nil Nil Nil	Nil Nil Nil	Nil 1,000,000 3,000,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

*
The average of the closing foreign exchange rates for fiscal 2007 as calculated by using the reported daily rates posted by the Federal Reserve Bank of New York, was CDN$1.1258 to every US$1.00. For the purposes of this table, executive compensation paid in Canadian currency to the named executive officers has been converted into United States currency at the rate of CDN$1.1258 to every US$1.00.

(1)	Represents sales commissions earned by Mr. Warkentin while he was in the position of Vice-President of Sales and Marketing.

LONG TERM INCENTIVE PLAN AWARDS

A long term incentive plan is “a plan providing compensation intended to motivate performance over a period greater than one financial year” and does not include option or stock appreciation rights plans or plans for compensation through shares or units that are subject to restrictions on resale.  The company awarded no long term incentive plans to any Named Executive Officer during the fiscal year ended July 31, 2007.

STOCK APPRECIATION RIGHTS

A stock appreciation right (“SAR”) is a right to receive a payment of cash or an issue or transfer of shares based wholly or in part on changes in the trading price of our company’s common shares.  No SARs were granted to, or exercised by, any named executive officer or any directors during the fiscal year ended July 31, 2007.

OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

No share options were granted to the Named Executive Officers during the financial year ended July 31, 2007 and no share options were exercised by the Named Executive Officers during the financial year ended July 31, 2007.  There were no unexercised in-the-money options in the financial year ended July 31, 2007.

No share options were repriced on behalf of the Named Executive Officers during the financial year ended July 31, 2007.

TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

No management functions of our company are performed to any substantial degree by a person other than our directors or senior officers.

The services of Mr. Leif Pedersen, our former President and Chief Executive Officer, were provided pursuant to a July 2006 oral consulting agreement between our company and Logistikk Service a.s. pursuant to which we paid Logistikk Service a.s. $20,000 (approximately CDN$20,000) per month in return for Mr. Pedersen’s services.  We are currently at an impasse in negotiating the terms of a settlement. We will disclose such terms after finalization of the settlement.

Effective August 1, 1999, our Board of Directors approved a new management agreement with Shawn Lammers, which calls for payment of a base salary of CDN$120,000 (approximately $120,000) per annum subject to increase from time to time, plus incentive compensation as determined by our incentive compensation plan. Effective January, 1, 2006, Mr. Lammers' salary was increased to CDN$155,496 (approximately $155,496) per annum. Our incentive compensation plan expired on July 31, 2002. The agreement with Mr. Lammers requires us to pay a termination allowance in the event of the termination of Mr. Lammers' employment other than for just cause. The termination allowance is equal to the annual salary.  On February 3, 2005 we amended Mr. Lammers' management agreement whereby in the event that the employment of Mr. Lammers is terminated within 12 months of an acquisition, hostile takeover or merger, and the termination is without cause, we, at our option, will either (i) pay upon termination an amount equal to the salary payable to Mr. Lammers of one year from the date of termination plus one month for each year of employment up to a maximum of two years or (ii) pay upon termination an amount equal to Mr. Lammers’ annual salary in effect on the termination date.

Effective October 23, 2002, our Board of Directors approved a management agreement with Jeff Finkelstein, which calls for the payment of a base salary of CDN$120,000 (approximately $120,000) per annum subject to increase from time to time.  Effective January, 1, 2006, Mr. Finkelstein's salary was increased to CDN$175,540 (approximately $175,540) per annum.  This agreement with Mr. Finkelstein requires us to pay a termination allowance in the event of the termination of Mr. Finkelstein other than for just cause. The termination allowance is equal to the annual salary in effect at the date of termination.

On February 3, 2005 we amended Mr. Finkelstein's management agreement whereby in the event that the employment of Mr. Finkelstein is terminated within 12 months of an acquisition, hostile takeover or merger, and the termination is without cause, we, at our option, will either (i) pay upon termination an amount equal to the salary payable to Mr. Finkelstein of one year from the date of termination plus one month for each year of employment up to a maximum of two-and-a-half years or (ii) pay upon termination an amount equal to Mr. Finkelstein’s annual salary in effect on the termination date.

Effective August 8, 2005, our Board of Directors approved a management agreement with David Warkentin which calls for payment of a base salary of CDN$130,000 (approximately $130,000) per annum plus quarterly commissions ranging from 5% to 100% of the base salary amount if certain predetermined performance criteria are met.  Effective April 24, 2006, Mr. Warkentin’s base salary was increased to CDN$150,000 (approximately $150,000) per annum. Effective October 20, 2006, Mr. Warkentin’s base salary was increased to CDN$210,000 (approximately $210,000) per annum.

Mr. Warkentin’s new management agreement dated as of October 20, 2006, calls for payment of a base salary of CDN$210,000 (approximately $210,000) per annum subject to increase from time to time, plus a commission on sales during our first quarter sales ended October 31, 2006.In the event of Mr. Warkentin’s termination for any reason other than for just cause after twelve months after the effective date of the management agreement, but within twenty-four months of the effective date of the management agreement, we must either continue to pay Mr. Warkentin’s salary and provide the benefits until nine months from the date of termination or pay nine months’ salary in lieu of notice.  In the event of termination for any reason other than for just cause twenty-four months after the effective date of the management agreement, we must either continue to pay Mr. Warkentin’s salary and provide the benefits until twelve months from the date of termination or pay twelve months’ salary in lieu of notice.  Any stock options that have been granted but that have not yet vested shall immediately terminate, and vested options may be exercised for a period of 30 days only after the final payment.

Notwithstanding anything else in the management agreement, in the event that Mr. Warkentin’s employment is terminated within eighteen months of an acquisition, a hostile takeover or a merger and the termination is without cause, we must either continue to pay the salary under the management agreement and provide benefits until the termination date or pay upon termination an amount equal to the salary payable to the termination date in lieu of notice.  Any stock options that have been granted but that have not yet vested shall immediately vest at the date of the final payment of termination amounts, and may be exercised for a period of 30 days after the final payment.

Pursuant to a consulting agreement, Mr. George O’Leary provides us with additional consulting services. Our consulting agreement with SKS Consulting of South Florida Corp. is for a twelve (12) month term commencing January 1, 2007 and expiring December 31, 2007 with automatic renewals on a month-to-month basis unless either of SKS or we elect to terminate, which we are permitted to do on 30 days written notice at anytime after the initial 12 month term, provided that while any portion of our $1.8 million and $1.5 million debentures issued in 2007 remain outstanding, we obtain the debenture holders consent.  Under the consulting agreement, SKS will provide us with the services of Mr. George O’Leary for an aggregate of one week per month. In consideration for these services, we have agreed to compensate SKS as follows:

Daily remuneration of $1,000 per day for each day Mr. O’Leary spends working with our company and 100,000 restricted shares per month, to be paid/issued at the end of each month during the term.  In addition, we agreed to issue to SKS 100,000 share purchase warrants per month exercisable into common shares at $0.03 per warrant.  The holders of our outstanding convertible debentures have agreed that the grant of these warrants at this exercise price will not cause any adjustment of the conversion price specified in any of those convertible debentures.

Our consulting agreement with SKS also provides that SKS can earn warrants to purchase up to an additional 500,000 of our common shares at an exercise price of $0.06 per common share if the following milestones are achieved by our company:

Successful organizational restructuring by 2/28/07	100,000 warrants
Successful additional short-term financing by 3/31/07	100,000 warrants
Company at monthly breakeven by 12/31/07	200,000 warrants
Stock price at $0.12/share for a consecutive 30 day period	100,000 warrants

Total	500,000 warrants

As the company has achieved the first two milestones, Mr. Leary was issued an additional 200,000 warrants during the fiscal year ended July 31, 2007.

Pursuant to a consulting agreement, Robert Rudman provided certain specified consulting services to us for a monthly fee of $20,000 (approximately CDN$20,000) per month until June 30, 2006 when the monthly fee was reduced to $10,000 per month (approximately CDN$10,000). On May 7, 2007, the consulting agreement was terminated.  The effective date of termination was February 28, 2007.

Other than as discussed above, we have no plans or arrangements in respect of remuneration received or that may be received by named executive officers in fiscal 2007 to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $100,000 per named executive officer.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

We do not have a pension plan under which benefits are determined primarily by final compensation (or average final compensation) and years of service.

COMPENSATION OF DIRECTORS

Effective November 2, 2004 the company revised its formal directors' compensation policy whereby directors are compensated for all meetings that they attend in person at the rate of $1,500 per day, which includes travel time to and from each meeting, and for all meetings in which they participate by teleconference or other electronic means at the rate of $500 per day. Effective July 26, 2007 the directors agreed to revise the daily meeting compensation rate to $1,000 per day. The company has not yet formally supplemented its formal directors' compensation policy to reflect this change.

Directors who participate in a meeting of any committee of the Board of Directors are entitled to compensation at the rate of $500 per day for attendance in person, and at the rate of $300 per day for participation by teleconference or other electronic means. Such fees are payable only if the meeting of the Board or of a committee of the Board, as the case may be, is more than one-half hour in duration. Directors are also entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.

Effective March 27, 2006 the company supplemented its formal directors' compensation policy whereby effective for fiscal 2006 year, non-employee directors are paid $35,000 as a base retainer, $5,000 for acting as a member of a committee, $10,000 for acting as the chair of a committee, $15,000 for acting as the chair of the audit committee and $50,000 for acting as the chairman of the Board of Directors. On July 23, 2007, the directors agreed to reduce their annual retainer to $4,000 per month, effective May 1, 2007, of which $2,500 will be paid in shares and $1,500 would be paid in cash. The company has not yet formally supplemented its formal directors' compensation policy to reflect this change.

The company's Board of Directors may award special remuneration to any director undertaking any extraordinary services on behalf of the company other than services ordinarily required of a director. No director received and/or accrued any compensation for his services as a director, including committee participation and/or extraordinary assignments, other than as indicated below.

Other than the management agreements, the advisory agreements and the stock incentive plans discussed herein, we do not presently have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

For the fiscal year ended July 31, 2007 the directors were paid as follows:

Name	Fees earned or Paid in Cash ($)	Stock awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Bill Cronin	$ 49,186	-	-	-	-	-	$ 49,186	(1)
Martin Gannon	50,922	-	-	-	-	-	50,922	(2)
George O'Leary	13,500	2,372	18,853	-	-	8,500	43,225	(3) (6)
Dave Warkentin	-	-	-	-	-	-	-
Robert Rudman	62,525	-	-	-	-	70,000	132,525	(4)
Johnny Christiansen	25,764	-	-	-	-	-	25,764	(5)

	$ 201,897	$ 2,372	$ 18,853	$ -	$ -	$ 78,500	$ 301,622

(1)	$28,900 paid in fiscal 2007; $103,342 owed at July 31, 2007.
(2)	$3,900 paid in fiscal 2007; $74,633 owed at July 31, 2007.
(3)
$Nil fees paid in cash for director fees; $8,500, net of $1,275 of withholding taxes paid in consulting fees; 600,000 common shares valued at $2,372 and 900,000 warrants of which 700,000 are exercisable at $0.03 per share and 200,000 are exercisable at $0.06 per share were issued as consulting fees.

(4)	$80,000 paid in fiscal 2007 representing consulting fees of $10,000 earned in fiscal 2006 and $70,000 in fiscal 2007.
3,679,604 shares of common stock issued as settlement for $72,525 in directors fees representing $62,525 earned in fiscal 2007 and $10,000 in directors fees owed from fiscal 2006.
(5)
$4,500 paid in fiscal 2007; 3,679,604 shares of common stock issued as settlement for $40,208 in directors fees representing $25,764 earned in fiscal 2007 and $14,444 in directors fees owed from fiscal 2006.

(6)
Warrants are accounted for under the provisions of SFAS 123(R), which requires recognition of the fair value of equity-based compensation. The fair value of warrants was estimated using a Black-Scholes option valuation model. This methodology requires the use of subjective assumptions in implementing SFAS 123(R), including expected stock price volatility and the estimated life of each award.

SECTION 16(a) REPORTING

Since  we are a ”foreign private issuer,” as such term is defined in Rule 3b-4 under the Securities Exchange Act of 1934, and a “small business issuer,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 insiders of our company are exempt from the reporting requirements of Section 16(a) of the United States Securities Exchange Act of 1934, as amended (the “1934 Act”).  Among other things, Section 16(a) of the 1934 Act requires certain “reporting persons” of any issuer with any class of equity securities registered under Section 12 of the 1934 Act to file with the United States Securities and Exchange Commission reports of ownership and changes in ownership of securities of the registered class.  Reporting persons consist of directors, executive officers and beneficial owners of more than 10% of the securities of the registered class.  We are aware that certain persons who would be subject to such reporting requirements, but for the fact that we are a “foreign private issuer”, have voluntarily filed reports under Section 16(a) of the 1934 Act during the year ended July 31, 2007. We voluntarily file annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K with the SEC and are not subject to the proxy rules under Section 14 of the Exchange Act. Our insider reports are filed in Canada on its SEDI (system for electronic disclosure by insiders) at <www.sedi.ca>, however, we are not in a position to comment on the accuracy or completeness of such filings.

CODE OF ETHICS

Effective October 3, 2003, our Board of Directors adopted a Code of Business Conduct and Ethics and Compliance Program that applies to, among other persons, our company's President and Chief Executive Officer (being our principal executive officer), our company's Chief Financial Officer (being our principal financial and accounting officer and controller), as well as persons performing similar functions.  As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

1.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.
full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

3.	compliance with applicable governmental laws, rules and regulations;

4.	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

5.	accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our company's personnel shall be accorded full access to our Chief Financial Officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics.  Further, all of our company's personnel are to be accorded full access to our Audit Committee if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by the Chief Financial Officer or by any person who would be considered an "insider" for the purposes of our Insider Trading Compliance Policy by virtue of such person's relationship to the Chief Financial Officer.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our Chief Financial Officer. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the Chief Financial Officer, the incident must be reported to any member of our company's Audit Committee. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our company's Code of Business Conduct and Ethics by another.

A copy of our Code of Business Conduct and Ethics was filed with the Securities and Exchange Commission as an exhibit to our Quarterly Report on Form 10-KSB on October 16, 2003. We will also provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request. Requests can be sent to SmarTire Systems Inc., #150 - 13151 Vanier Place, Richmond, British Columbia, Canada V6V 2J1 or via e-mail at info@smartire.com.

INDEBTEDNESS TO COMPANY OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

None of our directors, executive officers or nominees for a seat on the board of directors, nor any of their associates, is indebted to our company nor have any of these persons been indebted to our company since the beginning of our most recently completed financial year (August 1, 2006).  Further, we have not guaranteed or made any similar arrangement in respect of any debt owed by any of these persons, if any, to a third party.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We have adopted 13 formal stock incentive plans, two of which were approved by our shareholders at our 1998 Annual General Meeting, two of which were approved at our 2000 Annual General Meeting, two of which were adopted at our 2002 Annual General Meeting, two of which were adopted by our Board of Directors on August 11, 2003, one of which was adopted by our Board of Directors on December 17, 2004, one of which was approved by our shareholders at our 2004 Annual General Meeting, one of which was approved by our shareholders at our 2005 Annual General Meeting, one of which was adopted by our Board of Directors on December 8, 2005 and one of which was approved by our shareholders at our 2006 Annual General Meeting.

Seven of these stock incentive plans provide for awards to eligible employees of our company or of any related entity who are resident in the United States and/or subject to taxation in the United States; the other six stock incentive plans provide for awards to all other eligible employees of our company or of any related entity.

To date, we have granted to directors, officers, employees and consultants incentive stock options to purchase shares of our common stock subject to and in accordance with the prevailing policies of the stock exchange on which our shares were then listed. Options are granted based on the assessment by our Board of Directors and/or compensation committee of the optionee's past and present contributions to our success. These options are not transferable and are exercisable from the date granted until the earliest of (i) such number of years (up to 10 years) from the date of the grant, or (ii) such number of days following the death of the optionee as is specified in each optionee's option agreement.

The following table sets out equity compensation plan information as at the end of the financial year ended July 31, 2007:
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by securityholders	6,923,000	$0.085	14,793,796
Equity compensation plans not approved by securityholders	107,678,143	$0.043	11,526,025
Total	114,601,143	$0.046	26,319,821

Equity compensation plans not approved by security holders consist of 65,758,141 warrants and 41,920,002 stock options granted under the plans not approved by security holders. The options currently outstanding under the “2005 US Stock Incentive Plan” and the “2005 Stock Incentive Plan” vest over two years, except options granted to directors, which vest immediately.

The options currently outstanding under the "2003 and 2004 US Stock Incentive Plan" and the "2003 and 2004 Stock Incentive Plan" generally vest immediately. The options currently outstanding under the "2000 and 2002 Stock Incentive Plan" have vested as at July 31, 2007. The exercise price of each option is generally based on the fair value of the common stock at the date of grant. These options have a five year term.

PROPOSAL 6

Consolidation of shares

Our board of directors believes that it is in the best interests of the company to consolidate the issued and outstanding shares of the company. The board proposes to select one of three alternative share consolidation ratios to reduce the number of common shares that are currently issued and outstanding.  Share consolidation will decrease liquidity and make the company more attractive to future investors.   The share consolidation will only affect issued and outstanding shares.  It will not be accompanied by a decrease in authorized share capital.

No fractional common shares will be issued if, as a result of the share consolidation, a registered shareholder would otherwise be entitled to a fractional share.  Instead, any fractional common shares resulting from the share consolidation will be rounded to the nearest whole share.

Shareholders will be asked to consider and, if thought appropriate, approve and adopt, with or without modification, one of three alternative special resolutions authorizing a share consolidation.  The approved special resolution will confer discretionary authority on our board of directors to implement the approved consolidation or, if it deems appropriate, to revoke the special resolution before it is acted upon.  A special resolution requires approval by a majority of not less than two-thirds of the votes cast at the meeting in respect of the special resolution.  In the absence of contrary directions, the management designees intend to vote proxies in the accompanying form in favour of one of the following alternatives.

THE FOLLOWING THREE RESOLUTIONS ARE PRESENTED AS ALTERNATIVES.  YOU MAY VOTE FOR ALL OR AGAINST ALL OF THE FOLLOWING THREE RESOLUTIONS OR YOU MAY VOTE FOR ONE OR MORE AND AGAINST ONE OR MORE.  IF TWO OR MORE ARE APPROVED, THE BOARD OF DIRECTORS WILL SELECT ONLY ONE OF THOSE FOR ACTION AND WILL NOT TAKE ANY ACTION TO EFFECT THE OTHER ALTERNATIVES:

1) "BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

(a)
the issued and outstanding capital of the company be altered by consolidating all of the 1,245,510,602 issued and outstanding common shares without par value, on the basis of one thousand (1,000) common shares being consolidated into one (1);

(b)	the company's articles be altered accordingly; and

(c)
any director or officer of the company be and is hereby authorized and directed on behalf or the company to sign and deliver all documents and to do all things necessary and advisable in connection with the foregoing; and

(d)
notwithstanding the approval of the proposal to consolidate the issued share capital of the company, the directors be and are hereby authorized, without further approval of the shareholders, to revoke the resolution consolidating the issued and outstanding share capital before it is acted upon if the directors deem it would be in the best interests of the company.”

2) "BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

(a)
the issued and outstanding capital of the company be altered by consolidating all of the 1,245,510,602 issued and outstanding common shares without par value, on the basis of one thousand five hundred (1,500) common shares being consolidated into one (1);

(b)	the company's articles be altered accordingly; and

(c)
any director or officer of the company be and is hereby authorized and directed on behalf or the company to sign and deliver all documents and to do all things necessary and advisable in connection with the foregoing; and

(d)
notwithstanding the approval of the proposal to consolidate the issued share capital of the company, the directors be and are hereby authorized, without further approval of the shareholders, to revoke the resolution consolidating the issued and outstanding share capital before it is acted upon if the directors deem it would be in the best interests of the company.”

            3) "BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

(a)
the issued and outstanding capital of the company be altered by consolidating all of the 1,245,510,602 issued and outstanding common shares without par value, on the basis of two thousand (2,000) common shares being consolidated into one (1);

(b)	the company's articles be altered accordingly; and

(c)
any director or officer of the company be and is hereby authorized and directed on behalf or the company to sign and deliver all documents and to do all things necessary and advisable in connection with the foregoing; and

(d)
notwithstanding the approval of the proposal to consolidate the issued share capital of the company, the directors be and are hereby authorized, without further approval of the shareholders, to revoke the resolution consolidating the issued and outstanding share capital before it is acted upon if the directors deem it would be in the best interests of the company.”

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Since August 1, 2006, being the commencement of our last completed fiscal year, none of the following persons save and except for the foregoing, or as disclosed elsewhere in this Proxy Statement and Information Circular, has any material interest, direct or indirect, in any transaction or proposed transaction which has materially affected or will materially affect our company or any of our subsidiaries:

(a)	any of our directors or senior officers;

(b)	any proposed nominee for election as a director of our company;

(c)	any shareholder holding, directly or indirectly, more than 10% of the voting rights attached to all the issued and outstanding common shares of our company; and

(d)	any associate or affiliate of any of the foregoing persons.

AVAILABLE DOCUMENTS

A copy of each of the following documents is available on the U.S. Securities and Exchange website at www.sec.gov/ and on SEDAR at www.sedar.com or by request from the Corporate Secretary of our company at our principal executive office at #150 – 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1, telephone (604) 276-9884:

(1)
our latest Annual Report on Form 10-KSB filed under the United States Securities Exchange Act of 1934, which report has also been filed with the British Columbia Securities Commission pursuant to section 153 of the British Columbia Securities Rules; and

(2)
our comparative financial statements for our most recently completed fiscal year in respect of which such financial statements have been issued, together with the accompanying report of the auditors and any interim financial statements of our company required by law and issued subsequent to such comparative financial statements; and

(3)	our Information Circular dated as of November 10, 2006 in connection with the Annual General Meeting of Shareholders held on December 8, 2006.

subject to (i) in the case of persons who do not hold our securities, the payment of a reasonable charge and (ii) in any event, that we may require payment of a reasonable charge for exhibits to the Annual Report on Form 10-KSB.

APPROVAL OF THE BOARD OF DIRECTORS

The contents of this Proxy Statement and Information Circular have been approved and the mailing thereof to our shareholders has been authorized by our Board of Directors.

ANNUAL REPORT

The Annual Report to our shareholders for the fiscal year ended July 31, 2007 is being mailed to the shareholders concurrently herewith, but such report is not incorporated into this Proxy Statement and Information Circular and is not deemed to be part of the proxy solicitation materials.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual and Special Meeting of Shareholders that will come before the meeting.  Should any other matters arise requiring the vote of shareholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

All proposals of shareholders intended to be included in our proxy statement and form of proxy relating to the annual meeting of our shareholders for the year ending July 31, 2008 (the "2008 Annual Meeting") must be received by us at least three months before the anniversary of the 2007 Annual Meeting and no later than December 31, 2007.  All such proposals must comply with the requirements of Section 188 of the Business Corporations Act which set forth specific requirements and limitations applicable to  proposals at annual meetings of shareholders.

All shareholder proposals, notices and requests should be made in writing and sent via registered, certified or express mail, to our principal offices at Suite #150, 13151 Vanier Place, Richmond, British Columbia, Canada V6V 2J1.

With respect to business to be brought before the 2007 Annual Meeting to be held on March 28, 2008, we have not received any notices from shareholders that we were required to include in this proxy statement.

APPROVAL AND CERTIFICATE

The undersigned hereby certifies that the contents and the mailing of this Information Circular have been approved by the Board of Directors.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

IT IS AN OFFENCE UNDER CERTAIN SECURITIES LEGISLATION FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THE REGULATIONS THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

Please return your proxy as soon as possible.  Unless a quorum, consisting of at least one twentieth of the outstanding shares entitled to vote, is represented at the meeting no business can be transacted.  Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed envelope.  Please act promptly to ensure that you will be represented at this important meeting.

DATED at Richmond, British Columbia this 25th day of February, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Jeff Finkelstein
JEFF FINKELSTEIN
CHIEF FINANCIAL OFFICER AND CORPORATE SECRETARY